Exhibit 99.1

Douglas J. Pauls Joins Essent Group Ltd. Board of Directors

HAMILTON, Bermuda — December 10, 2013 — Essent Group Ltd. (NYSE: ESNT) announced today that Douglas J. Pauls has joined its Board of Directors.  Mr. Pauls was also appointed to serve as the chairman of Essent’s audit committee and as a member of its risk committee.  Robert Glanville, who had previously chaired Essent’s audit committee, will remain a member of that committee.

“Doug brings Essent over 30 years of experience in the areas of finance, accounting, internal controls, and financial reporting for public companies, including senior leadership positions with financial institutions.  As chairman of the audit committee, Doug will make a substantial contribution to our Board leadership as we continue to grow as a public company.  We are delighted to welcome him to Essent,” said Mark Casale, chairman of the Board and chief executive officer.

Mr. Pauls, 55, served as chief financial officer of BankUnited, Inc., a bank holding company, from 2009 until his retirement in 2013.  From 2008 until 2009, Mr. Pauls served as executive vice president of finance for TD Bank, NA following TD Bank’s acquisition of Commerce Bancorp, Inc. in March 2008. Prior to that, Mr. Pauls held several positions with Commerce Bancorp, including serving as its chief financial officer from 2002 until the acquisition by TD Bank and its chief accounting officer from 1995 to 2002. Earlier in his career, Mr. Pauls was a senior manager in the audit department of Ernst & Young in Philadelphia and Pittsburgh, Pennsylvania. Mr. Pauls holds a BA in economics from Dickinson College, and serves on Dickinson’s Board of Trustees.

About the Company

Essent Group Ltd. (NYSE: ESNT) is a Bermuda-based holding company which, through its wholly-owned subsidiary Essent Guaranty, Inc., (collectively, “Essent”) offers private mortgage insurance for single-family mortgage loans in the United States. Essent provides private capital to mitigate mortgage credit risk, allowing lenders to make additional mortgage financing available to prospective homeowners. Headquartered in Radnor, Pennsylvania, Essent Guaranty, Inc. is licensed to write mortgage insurance in all 50 states and the District of Columbia, and is approved by Fannie Mae and Freddie Mac.  Additional information regarding Essent may be found at www.essentgroup.com.

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